Exhibit 99.1

Biovest Announces U.S. Department of Defense Contract to

Further Develop Bioreactor Technology for Vaccine Production

TAMPA, FL and MINNEAPOLIS, MN – May 18, 2010 – Biovest International, Inc. (Other OTC: BVTI) today announced that it is under contract with the U.S. Department of Defense (“DoD”) to supply AutovaxID™ bioreactors for the development and application of this platform technology for cell-culture-based vaccine production. This initial contract, valued at approximately $1.5 million, is part of a DoD initiative tasked with developing new bio-manufacturing solutions for the cost effective and rapid production of preventative and therapeutic vaccines for the treatment of infectious diseases and cancers.

According to Biovest’s Chief Scientific Officer, Dr. Mark Hirschel, “We are working very closely with the Department of Defense and its leading research facility in San Diego to adapt our automated bioreactor systems into a novel, rapid viral vaccine production methodology. Together, we are jointly conducting virus propagation studies designed to confirm the strong potential for AutovaxID as an efficient platform for the cell-culture based production of viral vaccines, including those targeting multiple strains of influenza.”

Biovest’s President, Mr. Samuel S. Duffey, stated, “We are proud to be working with the DoD to expand the capabilities of the AutovaxID which we initially developed as a commercially viable, GMP-compliant bioreactor for the manufacture of personalized cancer vaccines. Based on the preliminary work performed under the DoD contract, we are encouraged that the AutovaxID may emerge to play a vital role in producing many other kinds of vaccines.”

“With the filing of the Biovest Plan of Reorganization last week, I believe that other discussions with partnering candidates may now accelerate to result in potentially significant new opportunities for the AutovaxID”, added Mr. Duffey.

This DoD Project is the first to evaluate the AutovaxID’s capabilities in producing anti-viral therapeutics targeting highly infectious agents; however, the system’s multiple advantages and benefits have been validated in the production of Biovest’s autologous anti-lymphoma vaccine (BiovaxID®), providing a robust and dependable commercial process for the manufacture of a personalized cancer vaccine.

About AutovaxID™:

The AutovaxID is a highly flexible bioreactor for use in research or commercial manufacturing and is capable of producing products at concentrations 10-to-30 times higher than conventional cell culture methods such as semi-permeable bags, flasks, stirred tanks or roller bottles. This platform is a self-contained, automated cell culture system with disposable features which mimics mammalian physiology to create an optimal environment for cell growth and protein secretion. This system automates mammalian cell processes and is ideal for the large-scale propagation of highly infectious agents, production of monoclonal antibodies and other cell-secreted proteins. It meets the requirements of cell culture technology such as cGMP production for therapeutic and diagnostic proteins, autologous anti-cancer vaccines and human cell lines. Its simple design and software automation allow the operator to focus on production of the end-product rather than the system’s operation. Its enclosed, unique two-component design minimizes the need for a “clean room” and greatly reduces the risk of process contamination.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of personalized immunotherapies targeting life-threatening cancers of the blood system. Developed in collaboration with the National Cancer Institute, BiovaxID® is a patient-specific, anti-lymphoma cancer vaccine, demonstrating statistically significant Phase III clinical benefit by prolonging disease-free survival in patients suffering from indolent follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Orphan Drug Designation by both the U.S. FDA and the European EMEA. Biovest has also developed and markets a proprietary line of automated hollow fiber bioreactor systems, including the innovative AutovaxID™ which is a production platform for the scalable manufacture of difficult-to-produce biologics including personalized medicines, monoclonal antibodies, cell culture vaccines and therapeutics targeting highly infectious agents. Since 1981, Biovest has been offering its clients a wide range of instrumentation and cell culture contract manufacturing services. Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the Over-the-Counter (OTC) market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ).

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.